Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Report (Form 10-K) of The Peck Company Holdings, Inc. of our report dated March 28, 2019 with respect to the financial statements as of December 31, 2018, included in the 2019 Annual Report to Shareholders of The Peck Company Holdings, Inc.

/s/ McSoley McCoy & Co.

McSoley McCoy & Co.

South Burlington, Vermont

April 14, 2020